Vocus Announces Results for Fourth Quarter and Full Year 2010

Record Revenue, Strong Demand for Social Media and Unprecedented Customer Adds Highlight
Successful Q4

LANHAM, MD: February 8, 2011 — Vocus, Inc. (NASDAQ: VOCS), a leading provider of cloud-based marketing and PR software, announced today financial results for the fourth quarter and full year ended December 31, 2010.

“I am extremely pleased with the results for the fourth quarter which was highlighted by record revenue, strong demand for social media and unprecedented customer adds,” said Rick Rudman, President and CEO of Vocus, Inc.  “The fourth quarter caps a very successful year for Vocus as we accelerated non-GAAP revenue growth to 16%, added over 4,000 net new customers and expanded our business abroad to China and France. With the successful launch of our social media software, we now offer a comprehensive suite that helps organizations of all sizes reach and influence buyers across social networks, online and through the media.”

Financial Highlights

Income Statement – Fourth Quarter

•	Non-GAAP revenue for the fourth quarter of 2010 was $26.3 million, a 19% increase over the same period last year. See Other Supplemental Information for further discussion of non-GAAP measures;

•	GAAP revenue for the fourth quarter of 2010 was $26.0 million, an 18% increase over the same period last year;

•	Non-GAAP income from operations for the fourth quarter of both 2010 and 2009 was $3.4 million. Non-GAAP net income for the fourth quarter of 2010 was $3.9 million, or $0.19 per diluted share, compared to $2.9 million, or $0.15 per diluted share, for the same period last year. See Other Supplemental Information for further discussion of non-GAAP measures;

•	GAAP loss from operations for the fourth quarter of 2010 was $(866,000), compared to $(308,000) for the same period last year. GAAP net loss for the fourth quarter of 2010 was $(397,000), or $(0.02) per diluted share, compared to $(821,000), or $(0.05) per diluted share, for the same period last year.

Income Statement – Full Year 2010

•	Non-GAAP revenue for the full year 2010 was $97.9 million, a 16% increase over the same period last year. See Other Supplemental Information for further discussion of non-GAAP measures;

•	GAAP revenue for the full year 2010 was $96.8 million, a 14% increase over the same period last year;

•	Non-GAAP income from operations for the full year 2010 was $14.2 million compared to $15.1 million for the same period last year. Non-GAAP net income for the full year 2010 was $14.1 million, or $0.71 per diluted share, compared to $12.7 million, or $0.65 per diluted share, for the same period last year. See Other Supplemental Information for further discussion of non-GAAP measures;

•	GAAP loss from operations for the full year 2010 was $(3.6) million, compared to GAAP income from operations of $376,000 for the same period last year. GAAP net loss for the full year 2010 was $(3.7) million, or $(0.21) per diluted share, compared to $(2.0) million, or $(0.11) per diluted share, for the same period last year.

Balance Sheet and Other Financial Information

•	Total deferred revenue as of December 31, 2010 was $56.6 million which does not include $142,000 of the unamortized non-GAAP acquisition related adjustment to deferred revenue. See Other Supplemental Information for further discussion of non-GAAP measures;

•	Cash from operations for the year ended December 31, 2010 was $17.7 million;

•	Free cash flow for the year ended December 31, 2010 was $15.6 million. See Other Supplemental Information for further discussion of non-GAAP measures;

•	Purchased 831,773 shares of common stock during the year under the stock repurchase program at an aggregate cost of $12.2 million.

Recent Business Highlights

•	Acquired Engine140, a provider of social media software services that helps organizations build their brands on Twitter by identifying, attracting and engaging influencers. Financial terms of the deal were not disclosed. The acquisition was completed on December 23rd and did not have a material impact on the results of operations for Q4 and is not expected to have a material impact on the financial results for Q1 and full year 2011;

•	Added a record 822 net new subscription customers during the quarter compared to 437 net new subscription customers added during the same period last year and ended the quarter with 8,574 total active subscription customers;

•	Signed subscription agreements with new and existing customers including Avon Products, BB&T, Clear Passage Physical Therapy, The Dow Chemical Company, Elvis Presley Enterprises, Grande Cheese Company, Larson Jewelers, LEGO Systems, March of Dimes Foundation, Oakland Zoo, Office de Tourisme du Grand Lyon, The SEO Guys, Select Italy and Soap Opera Digest;

•	Launched Vocus Winter ’11, which provides greater simplicity for news and social searches, enhanced distribution features and improved personalization options for analytics dashboards;

•	Expanded the distribution and visibility of PRWeb by adding RedOrbit, AllVoices, Benzinga, Shareholders Foundation and SaaS Newswire to the content syndication partnership network.

Guidance

Vocus is providing, for the first time, guidance for the first quarter and full year 2011 based on information as of February 8, 2011:

•	For the first quarter of 2011, non-GAAP revenue is expected to be in the range of approximately $26.3 million to $26.5 million. For the first quarter of 2011, GAAP revenue is expected to be in the range of approximately $26.2 million to $26.4 million. Non-GAAP EPS is expected to be in the range of $0.15 to $0.16 assuming an estimated non-GAAP weighted average 20.8 million diluted shares outstanding and an estimated non-GAAP effective tax rate of 8%. Stock-based compensation, amortization of intangible assets, acquisition related expenses, the effect of adjustments to deferred revenue related to purchase accounting and adjustments to the fair value of contingent consideration for earn-outs are expected to be $0.27 per share. GAAP EPS is expected to be in the range of $(0.12) to $(0.11) assuming an estimated weighted average 18.3 million basic and diluted shares outstanding;

•	For the full year of 2011, non-GAAP revenue is expected to be in the range of $112.2 million to $113.2 million. For the full year of 2011, GAAP revenue is expected to be in the range of approximately $112.1 million to $113.1 million. Non-GAAP EPS is expected to be in the range of $0.75 to $0.77 assuming an estimated non-GAAP weighted average 21.0 million diluted shares outstanding and an estimated non-GAAP effective tax rate of 4%. Stock-based compensation, amortization of intangible assets, acquisition related expenses, the effect of adjustments to deferred revenue related to purchase accounting and adjustments to the fair value of contingent consideration for earn-outs are expected to be $0.95 per share. GAAP EPS is expected to be in the range of $(0.20) to $(0.18) assuming an estimated weighted average 18.5 million basic and diluted shares outstanding. Free cash flow is expected to range from $17.0 million to $18.0 million. Capital expenditures are expected to be $6.8 million, including $4.5 million in one-time, nonrecurring costs for the construction and build-out of new offices.

Conference Call Information

Vocus will discuss the financial results and business highlights of the fourth quarter and full year 2010 in a conference call at 4:30 p.m. ET, or 1:30 p.m. PT, today. Investors are invited to listen to a live audio web cast of the conference call on the Investor Relations section of the Company’s website at http://onlinepressroom.net/vocus/ir/webcast/. A replay of the webcast will be available approximately one hour after the conclusion of the call and will remain available for 30 calendar days following the conference call. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will be available until February 15, 2011 at 11:59 p.m. ET and can be accessed by dialing (706) 645-9291 or (800) 642-1687 and entering conference number 31795046.

About Vocus, Inc.

Vocus, Inc. (NASDAQ: VOCS) is a leading provider of cloud-based marketing and PR Software. Our web-based software suite helps organizations of all sizes to fundamentally change the way they communicate with both the media and the public, optimizing their visibility and increasing their ability to measure its impact. Our on-demand software addresses the critical functions of earned marketing including media relations, news distribution, news monitoring and social media. We deliver our solutions over the Internet using a secure, scalable application and system architecture, which allows our customers to eliminate expensive up-front hardware and software costs and to quickly deploy and adopt our on-demand software. Vocus is used by more than 30,000 organizations worldwide and is available in seven languages. Vocus is based in Lanham, MD with offices in North America, Europe and Asia. For more information, please visit www.vocus.com or call (800) 345-5572.

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions.  This press release contains forward-looking statements relating to, among other things, Vocus’ expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.

The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, interruptions or delays in our service or our Web hosting, our business model, breach of our security measures, the emerging market in which we operate, our relatively limited operating history, our ability to hire, retain and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding, our ability to integrate acquisitions, foreign currency exchange rates and interest rates.

Vocus, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31,	December 31,
	2009	2010
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$85,817	$94,918
Short-term investments	17,851	5,496
Accounts receivable, net	18,245	20,846
Current portion of deferred income taxes	685	365
Other current assets	1,753	3,790

Total current assets	124,351	125,415
Long-term investments	1,001	––
Property, equipment and software, net	4,666	6,183
Intangible assets, net	3,980	7,534
Goodwill	17,090	26,895
Deferred income taxes, net of current portion	7,459	8,314
Other assets	693	156

Total assets	$159,240	$174,497

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$6,771	$9,526
Current portion of notes payable and capital lease obligations	197	152
Current portion of deferred revenue	46,789	55,722

Total current liabilities	53,757	65,400
Notes payable and capital lease obligations, net of current portion	48	192
Other liabilities	93	2,552
Deferred income taxes, net of current portion	––	1,065
Deferred revenue, net of current portion	961	854

Total liabilities	54,859	70,063
Commitments and contingencies
Stockholders’ equity:
Common stock	199	204
Additional paid-in capital	149,279	166,985
Treasury stock	(14,914)	(28,417)
Accumulated other comprehensive income (loss)	305	(175)
Accumulated deficit	(30,488)	(34,163)

Total stockholders’ equity	104,381	104,434

Total liabilities and stockholders’ equity	$159,240	$174,497

Vocus, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2010	2009	2010
	(unaudited)	(unaudited)		(unaudited)
Revenues	$22,047	$26,007	$84,579	$96,760
Cost of revenues	3,846	4,868	15,461	18,932

Gross profit	18,201	21,139	69,118	77,828
Operating expenses:
Sales and marketing	11,228	13,384	41,123	49,620
Research and development	1,230	1,675	4,675	5,891
General and administrative	5,581	6,330	21,018	23,587
Amortization of intangible assets	470	616	1,926	2,298

Total operating expenses	18,509	22,005	68,742	81,396
Income (loss) from operations	(308)	(866)	376	(3,568)
Other income (expense):
Interest and other income	103	22	485	224
Interest expense	(8)	(51)	(31)	(153)

Income (loss) before provision (benefit) for income taxes	(213)	(895)	830	(3,497)
Provision (benefit) for income taxes	608	(498)	2,854	178

Net loss	$(821)	$(397)	$(2,024)	$(3,675)

Net loss per share:
Basic and diluted	$(0.05)	$(0.02)	$(0.11)	$(0.21)
Weighted average shares outstanding used in computing per share amounts:
Basic and diluted	18,138,830	17,833,206	18,077,616	17,921,238

Vocus, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2010	2009	2010
	(unaudited)	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(821)	$(397)	$(2,024)	$(3,675)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	887	1,262	3,584	4,411
Excess tax benefits from equity awards	(599)	(156)	(5,048)	(883)
Other non-cash charges, net	3,305	3,090	11,529	12,579
Changes in operating assets and liabilities	420	1,971	8,038	5,298

Net cash provided by operating activities	3,192	5,770	16,079	17,730
Cash flows from investing activities:
Business acquisitions, net of cash acquired	––	(1,025)	––	(9,851)
Net change in investments	(293)	187	2,851	13,345
Purchases of property, equipment and software, net	(302)	(1,206)	(1,445)	(2,597)
Software development costs	(14)	(32)	(156)	(446)

Net cash provided by (used in) investing activities	(609)	(2,076)	1,250	451
Cash flows from financing activities:
Purchases of common stock	––	––	(4,131)	(13,503)
Proceeds from the exercise of stock options	554	3,777	2,403	4,163
Excess tax benefits from equity awards	599	156	5,048	883
Payments on notes payable and capital lease obligations	(16)	(57)	(218)	(317)

Net cash provided by (used in) financing activities	1,137	3,876	3,102	(8,774)
Effect of exchange rate changes on cash and cash equivalents	13	(145)	(43)	(306)

Net increase in cash and cash equivalents	3,733	7,425	20,388	9,101
Cash and cash equivalents, beginning of period	82,084	87,493	65,429	85,817

Cash and cash equivalents, end of period	$85,817	$94,918	$85,817	$94,918

Other Supplemental Information

We define non-GAAP income from operations as income from operations excluding stock-based compensation, amortization of acquired intangible assets, acquisition related expenses, the effect of adjustments to deferred revenue related to purchase accounting and adjustments to the fair value of contingent consideration for acquisition earn-outs. We define non-GAAP net income as net income excluding stock-based compensation, amortization of acquired intangible assets, acquisition related expenses, the effect of adjustments to deferred revenue related to purchase accounting and adjustments to the fair value of contingent consideration for acquisition earn-outs including the effect of foreign currencies. Amortization of intangible assets recorded in connection with our acquisitions consists of non-compete agreements, trade names, purchased technology and customer relationships that are not expected to be replaced when fully amortized, as a depreciable tangible asset might. Companies record stock-based compensation by applying varying valuation methodologies and subjective assumptions to different types of equity awards. Acquisition related expenses consist of costs incurred during the reporting period in connection with our acquired businesses. Adjustments to deferred revenue reflect the reductions to the fair value of the acquired company’s deferred revenue due to purchase accounting. Adjustments to contingent consideration reflect the changes in fair value as of each reporting date from the fair value of the contingent consideration recorded on the acquisition date. Management uses non-GAAP income from operations and non-GAAP net income to evaluate operating performance, to determine incentive compensation and to prepare operating budgets and determine the appropriate levels of capital investments. Management also believes the exclusion of stock-based compensation, amortization of acquired intangible assets, acquisition related expenses, the effect of adjustments to deferred revenue related to purchase accounting and adjustments to the fair value of contingent consideration for acquisition earn-outs allows management and investors to make meaningful comparisons between our operating results and those of other companies, as well as providing a consistent comparison of our relative historical financial performance. However, management believes that non-GAAP income from operations and non-GAAP net income are subject to material limitations since they may not be indicative of ongoing operating results.

We define free cash flow as cash flow from operations less net capital expenditures and capitalized software development costs plus the excess tax benefits from equity awards. Management considers free cash flow to be a liquidity measure which provides useful information to management and investors regarding our ability to generate cash from operations that is available for acquisitions and other investments. Management also uses free cash flow as a measure to evaluate performance and determine incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.

Management compensates for the limitations in the use of non-GAAP financial measures by also utilizing GAAP financial measures and by providing investors with a detailed reconciliation between our GAAP and non-GAAP financial results. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in our SEC filings.

Vocus, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2010	2009	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of GAAP revenues to non-GAAP revenues:
GAAP revenues	$22,047	$26,007	$84,579	$96,760
Effect of acquisition related adjustments to deferred revenue	––	300	––	1,100

Non-GAAP revenues	$22,047	$26,307	$84,579	$97,860

Reconciliation of GAAP income (loss) from operations to non-GAAP income from operations:
Income (loss) from operations	$(308)	$(866)	$376	$(3,568)
Effect of acquisition related adjustments to deferred revenue	––	300	––	1,100
Stock-based compensation	3,254	3,200	12,800	12,619
Amortization of intangible assets	470	667	1,926	2,435
Fair value adjustments to contingent consideration	––	67	––	548
Acquisition related expenses	––	39	––	1,052

Non-GAAP income from operations	$3,416	$3,407	$15,102	$14,186

Reconciliation of GAAP net loss to non-GAAP net income:
Net loss	$(821)	$(397)	$(2,024)	$(3,675)
Effect of acquisition related adjustments to deferred revenue	––	300	––	1,100
Stock-based compensation	3,254	3,200	12,800	12,619
Amortization of intangible assets	470	667	1,926	2,435
Fair value adjustments to contingent consideration	––	100	––	581
Acquisition related expenses	––	39	––	1,052

Non-GAAP net income	$2,903	$3,909	$12,702	$14,112

Non-GAAP net income per share:
Non-GAAP diluted	$0.15	$0.19	$0.65	$0.71
Weighted average shares outstanding used in computing per share amounts:
Non-GAAP diluted	19,833,526	20,213,301	19,668,533	19,885,327
Reconciliation of GAAP diluted weighted average shares outstanding to non-GAAP diluted weighted average shares outstanding:
Diluted weighted average shares outstanding	18,138,830	17,833,206	18,077,616	17,921,238
Treasury stock effect of outstanding equity securities and effect of stock-based compensation	1,694,696	2,380,095	1,590,917	1,964,089

Non-GAAP diluted weighted average shares outstanding	19,833,526	20,213,301	19,668,533	19,885,327

Supplemental information of stock-based compensation included in:
Cost of revenues	$312	$342	$1,453	$1,590
Sales and marketing	879	885	3,753	3,253
Research and development	262	352	989	1,506
General and administrative	1,801	1,621	6,605	6,270

Total stock-based compensation	$3,254	$3,200	$12,800	$12,619

Reconciliation of cash flow from operations to free cash flow:
Net cash provided by operating activities	$3,192	$5,770	$16,079	$17,730
Purchases of property, equipment and software, net	(302)	(1,206)	(1,445)	(2,597)
Software development costs	(14)	(32)	(156)	(446)
Excess tax benefits from equity awards	599	156	5,048	883

Free cash flow	$3,475	$4,688	$19,526	$15,570